EXHIBIT 10.36
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement ("Agreement") is made by and between Sanmina Corporation, for itself and on behalf of all its subsidiaries and affiliates, hereinafter referred to as the “Company,” and Hartmut Liebel, hereinafter referred to as “Employee” and is dated as of August 14, 2020 (the “Effective Date”).
WHEREAS, Employee has been employed by the Company since July 1, 2019; and
WHEREAS, the Company and Employee have mutually agreed to voluntarily terminate their employment relationship and to provide for certain payments and releases of claims;
NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:
1.Termination of Employment and Severance Benefits.
(a)Employee hereby resigns from his positions as Chief Executive Officer and as a member of the Board of Directors, effective as of the Effective Date.
(b)Notwithstanding the foregoing, Employee’s employment with the Company shall continue until the close of business on August 24, 2020 (the “Termination Date”), at which time it shall terminate. On the Termination Date, the Company shall pay Employee for all salary and accrued vacation through the Termination Date.
(c)On the Company’s first regular payroll date following the date this Agreement becomes effective pursuant to Section 13 hereof, the Company shall pay Employee a lump sum of $1,462,500.
(d)In addition, effective as of the Termination Date, the Company shall accelerate the vesting of the equity awards granted to Employee under the Company’s 2019 Equity Incentive Plan that are listed on Exhibit A hereto. Except as provided in Exhibit A hereto, all equity awards granted by the Company to Employee that are not vested as of the Termination Date shall be canceled as of the Termination Date.
(e)All payments made by the Company under this Agreement shall be subject to applicable withholding and reporting obligations of the Company, including without limitation, obligations to withhold, if applicable, for applicable federal, state and local income and employment taxes.
2.No Other Benefits. Other than as provided herein, Employee shall not be entitled to participate in any of the Company’s benefit plans following the Termination Date, except as provided in such plans. Employees agrees and acknowledges that he will not be entitled to participate in or receive any payment under the Company’s 2020 Corporate Bonus Plan.

3.Company Property/Non Disclosure of Confidential Business Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company, copy attached hereto as Exhibit B. Employee shall immediately return all the Company property, and confidential and proprietary information that is in his possession.
4.    Non-disparagement. Each Party agrees not to make any disparaging or defamatory remarks, in writing, orally, or electronically, about the other, including, in the case of Employee, about any of the Company’s practices, products, and services. This restriction applies to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic (including, without limitation, emails, blogs, internet and social media sites, chat or news rooms, podcasts, webcasts or any online forum).

5.     Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, and any and all other benefits due to Employee as of the Effective Date of this Agreement (other than payment of salary accrued through the Effective Date payable by the Company in arrears).

6.    General Release, Claims Not Released, and Related Provisions.

(a)General Release of Claims. Employee, individually and on behalf of Employee’s heirs, executors, administrators, representatives, attorneys, successors, and assigns, knowingly and voluntarily releases, forever discharges, and covenants not to sue in any court the Company, its subsidiaries, affiliates, divisions, predecessors, insurers, successors, and assigns, and their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries, and insurers of such plans and programs (collectively, the “Released Parties”), to the full extent permitted by law, of, from and with respect to any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against the Released Parties from the beginning of time to the date of execution of this Agreement, including, but not limited to, any alleged violation of:
•Title VII of the Civil Rights Act of 1964;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Workers Adjustment and Retraining Notification Act;
•The Occupational Safety and Health Act;
•The Sarbanes-Oxley Act of 2002;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The California Family Rights Act – Cal. Gov’t Code § 12945.2;
•The California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;
•The California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;
•Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.;
•The California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.;
•The California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;
•The California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq.;
•The California Equal Pay Law – Cal. Lab. Code § 1197.5;
•The California Whistleblower Protection Law – Cal. Lab. Code § 1102.5;
•The California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394;
•Statutory Provisions Regarding California Family and Medical Leave – Cal. Lab. Code § 233;

•Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435;
•The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;
•The California Obligations of Investigative Consumer Reporting Agencies Law – Cal. Civ. Code § 1786.10 et seq.;
•The California Political Activities of Employees Law – Cal. Lab. Code § 1101 et seq.;
•The California Domestic Violence Victim Employment Leave Law – Cal. Lab. Code § 230.1;
•The California Court Leave Law – Cal. Lab. Code § 230;
•Those other applicable provisions of the California Labor Code that lawfully may be released;
•The Florida Civil Rights Act – Fla. Stat. § 760.01, et seq.;
•Florida’s Private Whistleblower Protection Act – Fla. Stat. § 448.101, et seq.;

•Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. § 440.205;

• Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex – Fla. Stat. § 448.07;

•The Florida Equal Pay Act – Fla. Stat. § 725.07;

•The Florida Omnibus AIDS Act – Fla. Stat. § 760.50;

• Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle-Cell Trait – Fla. Stat. §§ 448.075, 448.076;

• Florida Minimum Wage Statute – § 218.077-78;

• Florida’s Wage Payment Laws, Fla. Stat. §§ 448.01, 448.08;

• Florida’s General Labor Regulations, Fla. Stat. ch. 448;

•Florida’s Prohibition Against Discrimination Based on AIDS – § 760.50;

• Florida’s Discrimination on the Basis of Sickle Cell Trait Law – § 448.075;

•Florida’s Domestic Violence Leave Law – § 741.313;

•Florida's Preservation and Protection of the Right to Keep and Bear Arms in Motor Vehicles Act – § 790.251;

•Florida’s Public Sector Drug Free Workplace Law;

•Florida’s Clean Indoor Air Act;

•Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;
•Any public policy, contract, tort or common law; and
•Any basis for recovering costs, fees or other expenses, including attorneys’ fees, incurred in these matters.
Without limiting the generality of the foregoing, Employee expressly releases and waives any and all claims set forth or that could have been set forth. This shall be a full and final release of all claims, known and unknown, foreseen and unforeseen, which have accrued to Employee against the Released Parties up to and including the date of Employee’s execution of this Agreement, regardless of the adequacy of the compensation or the extent or character of the injuries and/or damages, known or unknown, and is intended to buy peace from any such claims. Employee expressly acknowledges and assumes all risk, chance, or hazard that any injuries and/or damages resulting from Employee’s employment and/or separation from employment with the Company may become permanent, progressing, greater, or more extensive than is known, anticipated, or expected.

(b)    Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (ii) benefits or rights to seek benefits under applicable workers’ compensation or unemployment insurance or indemnification statutes; (iii) pursue claims that by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; or (v) challenge the validity of this Agreement.
(c)    Government Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, action, or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such government agencies. In addition, nothing in this Agreement, including, but not limited to, the release of claims, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including, but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including, but not limited to, any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration. However, to the maximum extent permitted by law and expressly excluding Employee’s participation in any federal whistleblower programs, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
(d)    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company, or any of the other Released Parties identified in this Agreement, is a party.
7.    Waiver of California Civil Code section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. Employee affirms that Employee has read this Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto.

8.    Acknowledgements and Affirmations.
(a)    Employee affirms that Employee has not filed or caused to be filed any claim, complaint, or action against any of the Released Parties in any forum or form, and that Employee presently is not a party to any claim, complaint, or action against any of the Released Parties in any forum or form.
(b)    Employee also affirms that Employee has no known workplace injuries or occupational diseases and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family and Medical Leave Act or disability accommodation laws.
(c)    Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on race, color, religion, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, ancestry, mental and physical disability, medical condition, age, pregnancy, denial of medical and family care leave, pregnancy disability leave, or any other classification protected by law.
(d)    Employee affirms that as of the date Employee signs this Agreement, Employee is not Medicare eligible (i.e., is not sixty-five (65) years of age or older; is not suffering from end-stage renal failure; has not received Social Security Disability Insurance benefits for twenty-four (24) months or longer, etc.). Nonetheless, if the Centers for Medicare & Medicaid Services (the “CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this Agreement, Employee agrees to indemnify, defend, and hold the Released Parties harmless from any action by the CMS relating to medical expenses of Employee. Employee agrees to reasonably cooperate with the Released Parties upon request with respect to (i) any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, and (ii) any claim the CMS may make and for which Employee is required to indemnify the Released Parties under this Section. Further, Employee agrees to waive any and all future actions against the Released Parties for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

9. Non-Solicitation. For a period of one (1) year from the Termination Date, in order to protect the confidential information of the Company, Employee agrees that he will not, directly or indirectly, or by action in concert with others, influence, induce or seek to influence or induce any person who is engaged as an employee, agent or independent contractor of the Company to terminate his or her relationship with the Company.

10. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

11.    Job References and Unemployment Insurance. Employee shall direct all individuals inquiring about Employee’s employment with the Company to the Company’s Human Resources Department, which will follow the Company’s policy by responding with only Employee’s last position and dates of employment, except that this provision shall not apply to any request from a prospective employer who provides a release signed by Employee pursuant to the Fair Credit Reporting Act or any state counterpart. The Company will respond truthfully to any requests for information from any state agency. However, the Company agrees that it will not appeal an award of unemployment benefits to Employee or oppose an appeal or further action brought by Employee to obtain benefits.

12.    Consideration and Revocation Periods – Notice.
(a)    Employee acknowledges that Employee already has attained the age of forty (40) and understands that this is a full release of all existing claims, whether currently known or unknown, including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act.
(b)    Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act.
(c)    By executing this Agreement, Employee also acknowledges that Employee has been afforded at least twenty-one (21) calendar days to consider the meaning and effect of this Agreement and to discuss the contents and meaning of this Agreement, as well as the alternatives to signing this Agreement, with an attorney of Employee’s choosing. Employee agrees that the twenty-one (21) day consideration period began on the date this Agreement first was delivered to Employee and that if the Company changes any of the terms of the offer contained in this Agreement (whether the changes are material or not), the twenty-one (21) day consideration period shall not be restarted but shall continue without interruption.
(d)    Employee understands that the releases contained in this Agreement do not extend to any rights or claims that Employee has under the Age Discrimination in Employment Act that first arise after execution of this Agreement.
(e)    If Employee signs this Agreement before the twenty-one (21) day consideration period expires, the seven (7) day revocation period (described in Section O below) immediately shall begin. If Employee signs this Agreement before the twenty-one (21) day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the twenty-one (21) day consideration period and that the Company has not promised Employee anything or made any representations that are not contained in this Agreement. In addition, if Employee signs this Agreement before the twenty-one (21) day consideration period expires, Employee acknowledges and affirms that the Company has not threatened to withdraw or alter the offer contained in this Agreement prior to the expiration of the twenty-one (21) day consideration period.
(f)    Employee may revoke this Agreement for a period of seven (7) calendar days following the date Employee signs it. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Agreement and General Release of All Claims.” The revocation must be emailed to Alan Reid (alan.reid@sanmina.com), or mailed to Alan Reid, 2700 North First Street, San Jose, 95134, and postmarked within seven (7) calendar days after Employee’s execution of this Agreement. This Agreement shall not become effective and enforceable until the seven (7) day revocation period has expired.

13.    Effective Date. Unless revoked, this Agreement shall be effective on the eighth (8th) day after Employee executes it.
14. Final and Binding Arbitration Governing Law. The Parties agree that in the event any disputes arise relating to the terms of this Agreement, their interpretation, and any of the matters herein released, the Parties shall submit such disputes to final and binding arbitration in San Jose, California before the American Arbitration Association (AAA) applying the laws of the State of California, notwithstanding any conflict of laws rules. The Company shall be responsible for any arbitration filing fee and other case management or administrative fee required by AAA. The cost of the arbitrator and, if charged separately, meeting room will be split equally between the parties. In an action to enforce any term or terms of this Agreement or to seek damages for breach of this Agreement, the prevailing party in that action shall be entitled to recover reasonable attorney’s fees.
15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement and Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise against any of the claims or causes of action released herein.
16. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
17. Assignment. Employee’s rights and obligations under this Agreement shall not be assignable by Employee. The Company's rights and obligations under this Agreement shall be assignable by the Company.
18. Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, Employee and the Company, their respective heirs, executors, administrators and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement.
19. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
20. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
21. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee with respect to his employment relationship with the Company, his compensation by the Company and his separation from the Company and supersedes and replaces any and all prior agreements and understandings with respect thereto; provided, however, that the Confidentiality Agreement referred to in Section 3 hereof shall not be superseded by this Agreement.
22. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company’s Executive Vice President, Global Human Resources.
24. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT PRIOR TO SIGNING IT. EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
FOR THE AVOIDANCE OF ANY DOUBT, IF EMPLOYEE ELECTS NOT TO SIGN THIS AGREEMENT WITHIN THE TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD, THE COMPANY’S OFFER OF CONSIDERATION WILL BE, AND WILL BE DEEMED, WITHDRAWN WITHOUT FURTHER ACTION OR NOTICE, AND THIS AGREEMENT, AND EACH OF ITS TERMS, SHALL BE NULL AND VOID.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 1 HEREOF, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SANMINA CORPORATION

Dated: August 20, 2020	By: /s/ Alan Reid
Alan Reid
Executive Vice President, Global Human Resources

Dated: August 20, 2020	/s/ Hartmut Liebel
Hartmut Liebel

EXHIBIT A

EQUITY AWARDS BEING ACCELERATED

Grant Type	Grant Date	Number of Unvested Shares attributable to grant as of August 21, 2020	Number of Unvested Shares Accelerated
RSU	December 16, 2019	25,000	8,333

EXHIBIT B
CONFIDENTIALITY AGREEMENT EXECUTED BY EMPLOYEE